Exhibit 11


FOR IMMEDIATE RELEASE
June 4, 1998

CONTACT:          NE Restaurant Company, Inc.
                  Contact:  Paul Hoagland,
                  Executive Vice President and Chief Financial Officer
                  Phone:  508/ 870-9200
                  Fax:  508/ 870-9201
                      or
                  Bertucci's, Inc.
                  Contact:  Norman S. Mallett
                  Treasurer, Vice President-Finance, and Chief Financial Officer
                  Phone:  781/ 246-7878
                  Fax:  781/ 246-7458

        NE RESTAURANT COMPANY, INC. AND BERTUCCI'S, INC. ANNOUNCE EARLY
         TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO
                 ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED

         Westborough, MA and Wakefield, MA, June 4, 1998 - NE Restaurant Company, Inc. ("NERC") and Bertucci's, Inc. (NASDAQ: BERT) announced today that early termination was granted on June 2, 1998, of the waiting period under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the tender offer by NERC's wholly owned subsidiary, NERC Acquisition Corp., for all outstanding shares of Common Stock of Bertucci's.

         As previously announced, the tender offer is being made pursuant to the terms of a Merger Agreement among NERC, NERC Acquisition Corp., and Bertucci's. In the merger to occur following consummation of the tender offer, each share of Bertucci's common stock which is outstanding and not purchased pursuant to the tender offer will be converted into the right to receive $10.50 in cash. The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, June 17, 1998, unless the offer is extended.

         Bertucci's, headquartered in Wakefield, Massachusetts, operates a chain of 87 "Bertucci's Brick Oven Pizzerias" and one "Sal and Vinnie's Sicilian Steakhouse". Bertucci's is a full-service, Italian restaurant featuring original recipe gourmet pizza prepared in brick ovens and other high-quality, moderately-priced Italian foods. The majority of the restaurants are located in the Northeastern and Mid-Atlantic areas with penetration in Chicago, Atlanta, and Virginia.

         NERC, headquartered in Westborough, Massachusetts, operates two distinct restaurant concepts: Chili's Grill and Bar ("Chili's") and On The Border ("OTB") restaurants. NERC operates 33 restaurants, including 31 Chili's and two OTB's in five New England states. NERC develops and operates its restaurants under franchise agreements with Brinker International, Inc.